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                                                                    EXHIBIT 99.1

                                 W. DAVID SWEATT
                          46 HAYWOOD STREET, SUITE 214
                               ASHEVILLE, NC 28801
                                  828-252-1662



VIA FAX 404-962-6658 & US MAIL

March 5, 2004

Board of Directors
CNB Holdings of Georgia, Inc.
c/o Mr. Tom Powell, Esq.
Troutman Sanders LLP
Attorneys at Law
NationsBank Plaza.
600 Peachtree Street, N.E., Suite 5200
Atlanta. GA 30308-2216

RE: Resignation Due to Fiduciary Obligations to Shareholders

Dear Board Members:

I am resigning my position as director of CNB Holdings of Georgia, Inc. for five reasons:

     1. The currently proposed merger with First Capital Bancorp, Inc. ("FCB") is unfair to CNB shareholders. The CNB Holdings Board failed to act favorably on my motion at a Board meeting on January 21, 2004, that a second valuation opinion be obtained from a qualified financial advisor. At the Board's February 17, 2004 meeting, once again I proposed a second valuation, this time at my sole expense. Again, the Board refused to act. The Board's failure to support that motion leaves me no choice but to resign from the Board to emphasize my opposition to the current merger proposal.

         The share exchange reflected in the proposed FBC merger is unfair to CNB shareholders and relied on a fairness opinion that was wrongly based an a merger of equals, not a change of control. I am resigning in protest to this unfair treatment of CNB shareholders.

     2. The proposed transaction as originally offered was to be a "merger of equals." As such, no "control premium" was to be paid by FCB. In reality, this is now a "control" transaction in every reasonable sense of the term: FCB will achieve voting, managerial, and operational control of CNB.

         FCB is usurping management control of CNB through a combination of actions and intrigues. This gutting of CNB management is further accomplished by the fact that both CNB's Chairman, myself, and CFO have left. Additionally, CNB's




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         President and CEO learned in December of certain dramatically changed personal circumstances that will compromise or virtually eliminate his active participation in management over the foreseeable future. With three of CNB's top four managers out of the picture, there is no possibility that FCB's usurpation of management and operational control can be offset. Those familiar with FCB top management's style, culture and history confirm this observation.

         FCB management at the highest level has now acknowledged an intent to serve as "DE FACTO CEO" of the company and the Bank, thereby achieving effective day-to-day control of the newly merged company. CNB's named CEO is to be relegated to a figurehead position.

         Over the past ten years, FCB's management has not achieved successful business results in any of the high value, high valuation lines of business in which CNB has excelled as the leading small business bank in the GA 400 corridor: small business commercial loans and deposits, Small Business Administration ("SBA") loans, residential mortgage lending, and internet banking.

         It would be folly for CNB shareholders to turn over control of their very valuable North Atlanta banking franchise to a management that has been entirely unsuccessful in these lines of business.

         CNB shareholders are now being asked to sell control to an unqualified management without payment of a control premium. In my fiduciary role as a director, I can no longer support this proposal. It is unfair to CNB shareholders. Under FCB leadership, I believe, market value per share would actually GO DOWN in the future, as compared to remaining independent.

     3. The Board has a readily available option: to exit its proposed merger with FCB for an amount of money that approximates 35(cent) per fully diluted share. Therefore, the Board should exercise that option for the benefit of its shareholders. The Board has refused to take that course.

         It would he better to exit this transaction rather than to give the Bank away to FCB.

     4. CNB has a much better future as an independent entity - either to remain independent or to sell to a larger banking company in a control transaction. Conceivably, CNB shareholders could receive up to $30/share before the end of 2004 in a control transaction.

         There are ready buyers for CNB who would happily pay an excellent control premium for our outstanding small business bank in the Georgia 400 corridor. CNB has the largest remaining independent bank franchise in the very attractive North Fulton County area of North Atlanta. A number of these potential purchasers have previously expressed a high level of interest in purchasing CNB.

     5. In violation of common courtesy and company procedural bylaws, I was removed from my position as Chairman of the Board of the company and Chairman of the Bank's Board - positions I had held since 1997 as the company's largest shareholder. Two days after my formal request that the Board get a second


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         valuation opinion, I was removed and replaced by a director with close ties to FCB management.

In summary, my reasons for opposing the proposed FCB merger are as follows:

     A. Effective control is passing to FCB without payment of a control premium;

     B. FCB control and management will not serve the interests of CNB shareholders;

     C. There is a readily available and low cost way to remove CNB from this bad transaction, but C NB's directors have refused to do so;

     D. If there is to be a control transaction, then CNB shareholders should and could expect t receive an attractive premium over the current trading price;

     E. I was removed as CNB Chairman without "cause" after urging the Board to obtain a second valuation opinion from an independent advisor.

For all of these reasons I will not Vote my shares in support of the measure.

Pursuant to the Securities Exchange Act rules, I am requesting that an Item 6 disclosure on Form 8K be filed with the SEC as required by law to report my resignation for the above reasons. As a resigning director, I have the right, even the obligation, to make other shareholders aware of the reasons for my resignation.

I believe that the CNB Board must include items A, B, C, D, and E above in its 8K filing to avoid intentionally misleading CNB shareholders. Likewise the Board must necessarily report that it is not my intention to vote my shares in favor of the proposed merger.

Sincerely,

/s/ W. David Sweatt

W. David Sweatt


WDS/el

Enclosures

cc:      Securities & Exchange Commission
         Atlanta Business Chronicle

P.S.     I request that all members of the Board see this document before the
         Item 6 disclosure of Form 8K is filed. Further, I request that all members of the Board approve the final wording of the 8K filing.